EXHIBIT 99


                                  PRESS RELEASE

                   1ST BERGEN BANCORP ANNOUNCES STOCK BUYBACK

      Wood-Ridge, New Jersey - 1st Bergen Bancorp announced today that its Board of Directors has adopted a stock buyback program pursuant to which the Company will repurchase 5% of its common stock in open market purchases or privately negotiated purchases from time to time. The Company has received all necessary regulatory clearances from the Office of Thrift Supervision to commence this buyback program.

      William M. Brickman, President and Chief Executive Officer of 1st Bergen Bancorp, said that "This stock buyback program is another step in our continuing goal of enhancing shareholder value. We believe the stock buyback program is a prudent use of our capital."

      1st Bergen Bancorp is the holding company for South Bergen Savings Bank. South Bergen Savings Bank operates a traditional community thrift business from its main office in Wood-Ridge, New Jersey and its branches in East Rutherford, Wanaque and Montville. The Bank anticipates opening a fourth branch in Lincroft, New Jersey in the second quarter 1997.


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